Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

Writer’s Direct Dial: (212) 225-2434

E-Mail: caustin@cgsh.com

July 7, 2006

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (No. 333-133665), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s common stock, par value $0.01 per share (the “Securities”), that may be issued in connection with the merger of North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), with and into the Company, as described in the Registration Statement.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Securities conform to the form thereof that we have reviewed.

Based on the foregoing, it is our opinion that the Securities have been duly authorized and, when the Registration Statement has become effective under the Act and the Securities have been duly executed and issued in exchange for shares of common stock of North

Capital One Financial Corporation, p.2

Fork in accordance with the Agreement and Plan of Merger, dated as of March 12, 2006, between the Company and North Fork, the Securities will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware (including the applicable reported judicial decisions interpreting that law).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm contained in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/S/ CHRISTOPHER E. AUSTIN
Christopher E. Austin, a Partner